COCA-COLA ENTERPRISES INC.	EXHIBIT 99.1
CONTACT:	Scott Anthony -- Investor Relations (770) 989-3105
Laura Asman -- Media Relations (770) 989-3023

FOR IMMEDIATE RELEASE

COCA-COLA ENTERPRISES INC.
ANNOUNCES MANAGEMENT CHANGES

ATLANTA, October 16, 2002 -- Coca-Cola Enterprises today announced that Michael P. Coghlan, vice president, controller, and principal accounting officer, will retire effective November 29, 2002. The Company has named Rick L. Engum to succeed Mr. Coghlan in these positions.

Mr. Coghlan has been with the Company since its inception in 1986, and has held his current position since 1999. Mr. Engum began his career in the Coca-Cola system in 1974, and most recently served as vice president, finance and administration for the Company's European Group, based in London. Prior to his European assignment, Mr. Engum was vice president, information systems.

"Mike Coghlan has been an integral part of this Company's growth over the past decade. His insight, knowledge, and skills will be greatly missed," said Patrick J. Mannelly, senior vice president and chief financial officer. "However, we have a talented successor in Rick Engum, whose operating experience and financial skills will serve our company well in his new role."

Coca-Cola Enterprises Inc. (NYSE: CCE) is the world's largest marketer, distributor, and producer of bottle and can liquid nonalcoholic refreshment. Coca-Cola Enterprises sells approximately 80 percent of The Coca-Cola Company's bottle and can volume in North America and is the sole licensed bottler for products of The Coca-Cola Company in Belgium, continental France, Great Britain, Luxembourg, Monaco, and the Netherlands.

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